                            NOTICE TO PARTICIPANTS IN
                               THE WMF GROUP, LTD.
                        1998 EMPLOYEE STOCK PURCHASE PLAN

                                  June 8, 2000

         You are the owner of shares of common stock of The WMF Group, Ltd. purchased for your account as a participant in WMF's 1998 Employee Stock Purchase Plan.

         Enclosed are materials that are being sent to all WMF stockholders describing an offer by Prudential Mortgage Capital Acquisition Corp. to purchase all of the outstanding shares of WMF common stock for $8.90 net per share in cash. The offer will expire at 12:00 midnight, New York City time, on Tuesday, June 20, 2000, unless the offer is extended.

         If you want to tender all or part of the shares of WMF common stock held in your Plan account according to the terms of the offer to purchase, you must instruct the Plan Administrator and Custodian to do so by completing this form and returning it to the depositary for the offer to purchase, Wilmington Trust Company, in the enclosed envelope. Completed forms must be received by Friday, June 16, 2000. If you do not want to tender any shares, you do not need to do anything. You do not need to complete any other form, including the blue Letter of Transmittal, to tender shares held in your Plan account.

         You may have received other copies of the enclosed materials relating to shares that you hold directly in your name. You must complete and return the blue Letter of Transmittal to tender those shares. Even if you have returned the blue Letter of Transmittal relating to shares that you hold directly, you must also return this form to complete the tender of shares held in your Plan account.

         If you have any questions about the offer to purchase, this form or the enclosed materials, please call Morrow & Co., Inc. at (800) 566-9061.
                              --------------------
                          (check one box and complete)

To the Administrator and Custodian of the WMF 1998 Employee Stock Purchase Plan:

   Please tender all of the shares of WMF common stock held in my Plan account. Please tender _____% of the shares of WMF common stock held in my Plan account.


Participant Signature: _________________________ Date:  ________________________

Participant Name: ____________________________ Telephone Number: _______________

Social Security Number:  _______________________